Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 23rd day of June, 2011 by and between Rite Aid Corporation, a Delaware corporation (the “Company”) and Enio A. Montini, Jr. (the “Executive”).

WHEREAS, prior to April 21, 2011, Executive was employed by the Company as a Senior Vice President;

WHEREAS, the Company desires to promote Executive to the position of Executive Vice President on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive (individually a “Party” and together the “Parties”), intending to be legally bound, agree as follows:

1.             Term Of Employment.

The term of Executive’s employment under this Agreement commenced on February 15, 2010 (“the Effective Date”) and, unless earlier terminated pursuant to Section 5 below, shall continue for a period ending on the date that is two (2) years following the Effective Date (the “Original Term of Employment”).  The Original Term of Employment shall be automatically renewed for successive two (2) year terms (the “Renewal Terms”) unless at least 120 days prior to the expiration of the Original Term of Employment or any Renewal Term, either Party notifies the other Party in writing that he or it is electing to terminate this Agreement at the expiration of the then current Term of Employment.  “Term” shall mean the Original Term of Employment and all Renewal Terms.  For purposes of this Agreement, except as otherwise provided herein, the phrases “year during the Term” or similar language shall refer to each twelve (12) month period commencing on the Effective Date or applicable anniversaries thereof.

2.             Position And Duties.

2.1          Generally.  During the Term from and after April 21, 2011 (the “Promotion Date”), Executive shall serve as an Executive Vice President of the Company and shall have such officer level duties, responsibilities and authority as shall be assigned by the Company from time to time.  Executive shall devote his full working time, attention, knowledge and skills faithfully and to the best of his ability, to the duties and responsibilities assigned by the Company in furtherance of the business affairs and activities of the Company and its subsidiaries, affiliates and strategic partners.  Following termination of Executive’s employment for any reason, Executive shall immediately resign from all offices and positions he holds with the Company or any subsidiary.

2.2          Other Activities.  Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude the Executive from engaging in the following activities:  (i) serving on the board of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, subject to the Company’s approval, which shall not be unreasonably withheld, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not violate Sections 6 or 7 below or materially interfere with the proper performance of his duties and responsibilities under this Agreement.  Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions as the Company may from time to time establish for officers of the Company.

3.             Compensation.

3.1          Base Salary.  During the Term beginning on the Promotion Date, as compensation for his services hereunder, Executive shall receive a salary at the annualized rate of Four Hundred Thousand Dollars ($400,000.00) per year (“Base Salary” as may be adjusted from time to time), which shall be paid in accordance with the Company’s normal payroll practices and procedures, less such deductions or offsets required by applicable law or otherwise authorized by Executive.

3.2          Annual Performance Bonus.  The Executive shall participate each fiscal year during the Term in the Company’s annual bonus plan as adopted and approved by the Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) from time to time.  For Fiscal Year 2012 (“FY 2012”), Executive’s annual bonus opportunity pursuant to such plan shall equal sixty percent (60%) (the “Annual Target Bonus”) of the Base Salary.  For subsequent fiscal years, the Annual Target Bonus may be adjusted and shall be based upon the Board approved plan for that year.

3.3          Equity Awards.

(a)  On February 17, 2010, Executive was granted an option (the “Option”) to purchase 250,000 shares of the Company’s Common Stock, par value $1.00 per share (“Company Stock”).  The Option (i) is a nonqualified stock option, (ii) has an exercise price equal to the closing price of the Company Stock as reported on the New York Stock Exchange (“NYSE”) on the date of grant, (iii) has a term of ten (10) years following the date of grant, (iv) vests and becomes exercisable as to one-fourth (1/4) of the shares of the Company Stock subject to the option on each of the first four (4) anniversaries from the date of grant, (v) is subject to the acceleration exercise and termination provisions set forth in Section 3.3(b) and Article 5 hereof and (vi) otherwise is evidenced by and subject to the terms of the Company’s stock option and equity plans.

(b) Upon the occurrence of a Change in Control of the Company prior to the termination of Executive’s employment with the Company, the Option awarded pursuant to subsection 3.3(a) above then held by Executive shall immediately vest and become exercisable in full.  For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the attached Appendix A.

(c)  It is understood and acknowledged by Executive that the securities underlying any stock options and the restricted stock awarded Executive may not be subject to an effective registration statement under the federal securities laws until sometime after the Effective Date.  The Company agrees that if, as of the date of termination of Executive’s employment under the circumstances described in Sections 5.2 (except termination for Cause), 5.3 and 5.5, the securities underlying the then vested and exercisable portion of any stock options are not subject to an effective registration statement, the ninety (90) day periods in Section 5.2 (except termination for Cause), 5.3 and 5.5, as applicable, will be deemed to run from the first date such securities become subject to an effective registration statement.

4.             Additional Benefits.

4.1          Employee Benefits.  During the Term, Executive shall be entitled to participate in the employee benefit plans (including, but not limited to medical, dental and life insurance plans, short-term and long-term disability coverage, the Supplemental Executive Retirement Plan and 401(k) plans) in which management employees of the Company are generally eligible to participate, subject to any eligibility requirements and the other generally applicable terms of such plans.

4.2          Expenses.  During the Term, the Company shall reimburse Executive for any expenses reasonably incurred by him in furtherance of his duties hereunder, including without limitation travel, meals and accommodations, upon submission of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt or as may be required in order to permit such payments to be taken as proper deductions by the Company or any subsidiary under the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted pursuant thereto now or hereafter in effect.

4.3          Vacation.  Executive shall be entitled to four (4) weeks paid vacation during each year of the Term.

4.4          Automobile Allowance.  During the Term, the Company shall provide Executive with an automobile allowance of One Thousand Dollars ($1,000.00) per month.

4.5          Annual Financial Planning Allowance.  During each year of the Term, the Company shall provide Executive with an executive planning allowance in the amount of Five Thousand Dollars ($5,000.00).

4.6         Relocation Expenses.  Executive shall be entitled to benefits under the Company’s Executive Level Relocation Policy as from time to time in effect.

4.7          Indemnification.  The Company shall (a) indemnify and hold Executive harmless, to the full extent permitted under applicable law, for, from and against any and all losses, claims, costs, expenses, damages, liabilities or actions (including security holder actions, in respect thereof) relating to or arising out of the Executive’s employment with and service as an Officer of the Company; and (b) pay all reasonable costs, expenses and attorney’s fees incurred by Executive in connection with or relating to the defense of any such loss, claim, cost, expense, damage, liability or action, subject to Executive’s undertaking to repay in the event it is ultimately determined that Executive is not entitled to be indemnified by the Company.  Following termination (except for termination by the Company for Cause) of the Executive’s employment or service with the Company, the Company shall cause any Director and Officer liability insurance policies applicable to the Executive prior to such termination to remain in effect for six (6) years following the date of termination of employment.

5.             Termination.

5.1          Termination of Executive’s Employment by the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause (as defined below).  Such termination shall be effected by written notice thereof delivered by the Company to Executive, indicating in reasonable detail the facts and circumstances alleged to provide a basis for such termination, and shall be effective as of the date of such notice in accordance with Section 12 hereof.  “Cause” as determined in reasonable good faith by a committee comprised of three (3) senior officers (one of which shall be Executive’s supervisor) of the Company or the Board of Directors shall mean:  (i) Executive’s gross negligence or willful misconduct in the performance of the duties or responsibilities of his position with the Company or any subsidiary, or failure to timely carry out any lawful directive of the Company; (ii) Executive’s misappropriation of any funds or property of the Company or any subsidiary; (iii) the conduct by Executive which is a material violation of this Agreement or Company Policy or which materially interferes with the Executive’s ability to perform his duties; (iv) the commission by Executive of an act of fraud or dishonesty toward the Company or any subsidiary; (v) Executive’s misconduct or negligence which damages or injures the Company or the Company’s reputation; (vi) Executive is convicted of or pleads to a felony involving moral turpitude; or (vii) the use or imparting by Executive of any confidential or proprietary information of the Company, or any subsidiary in violation of any confidentiality or proprietary agreement to which Executive is a party.

5.2          Compensation upon Termination by the Company for Cause or by Executive without Good Reason.  In the event of Executive’s termination of employment (i) by the Company for Cause or (ii) by Executive voluntarily without Good Reason:

(a)           Executive shall be entitled to receive (i) all amounts of accrued but unpaid Base Salary through the effective date of such termination, (ii) reimbursement for reasonable and necessary expenses incurred by Executive through the date of notice of such termination, to the extent otherwise provided under Section 4.2 above and (iii) all other vested payments and benefits to which Executive may otherwise be entitled pursuant to the terms of the applicable benefit plan or arrangement through the effective date of such termination ((i), (ii) and (iii), the (“Accrued Benefits”)).  All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in this subsection (a) or (b) below.

(b)           Except as provided in Section 3.3(c), any portion of any restricted stock or any other equity incentive awards as to which the restrictions have not lapsed or as to which any other conditions shall not have been satisfied prior to the date of termination shall be forfeited as of such date and any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate; provided, however, in the event of termination of Executive by the Company for Cause, any stock options that have not been exercised prior to the date of termination shall immediately terminate as of such date.

Any termination of Executive’s employment by Executive voluntarily without Good Reason shall be effective upon thirty (30) days notice to the Company or such earlier date as the Company determines in its discretion and designates in writing.  A termination of Executive’s employment by the Company for Cause or by the Executive other than for Good Reason shall not constitute a breach of this Agreement.

5.3          Compensation upon Termination of Executive’s Employment by the Company Other Than for Cause or by Executive for Good Reason.  Executive’s employment hereunder may be terminated by the Company other than for Cause or by Executive for Good Reason.  In the event that Executive’s employment hereunder is terminated by the Company other than for Cause or by Executive for Good Reason:

(a)            Executive shall be entitled to receive (i) the Accrued Benefits, (ii) an amount equal to two (2) years of Executive’s then Base Salary as of the date of termination of employment, such amount payable in equal installments pursuant to the Company’s standard payroll procedures for management employees over a period of two (2) years following the date of termination of employment, and (iii) continued health insurance coverage for Executive and his immediate family for a period of two (2) years following the date of termination of employment.

(b)           The Executive’s stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of restricted stock shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of two (2) years following the date of termination.  Except as provided in Section 3.3(c), such portion of Executive’s stock options (together with any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate.  Any remaining portion of Executive’s stock options that have not vested (or deemed to have vested) as of the date of termination shall terminate as of such date; and all shares of restricted stock as to which the restrictions shall not have lapsed as of the date of termination shall be forfeited as of such date.

(c)            All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in 5.3(a) through (c).

Any termination of employment pursuant to this Section 5.3 shall be effective upon thirty (30) days notice thereof or the Company may elect in its sole discretion to reduce or eliminate the notice period and pay the Executive his Base Salary for some or all of the notice period in lieu of notice.  A termination of Executive’s employment by the Company other than for Cause or by the Executive for Good Reason shall not constitute a breach of this Agreement.  To be eligible for the payment, benefits and stock rights described in Section 5.3(a)(ii)-(iii), (b) and (c) above, Executive must execute, not revoke and abide by a release of all other claims, cooperate in the event of litigation and fully comply with Executive’s obligations under Sections 6 and 7 below.

5.4           Definition of Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one of the following:

(a)           the assignment to Executive of any duties or responsibilities materially inconsistent with Executive’s status as an officer of the Company; or

(b)           any decrease in Executive’s then Base Salary as set forth in Section 3.1 to which Executive has not agreed in writing; or

(c)           a material breach by the Company of this Agreement

provided, however, that in each such case the Company shall have the right, within thirty (30) days after receipt of written notice (which shall set forth in reasonable detail the specific conduct of Company that constitutes Good Reason and the specific provision(s) of this Agreement on which Executive relies) from Executive of the Company’s violation of any of the foregoing, to cure the event or circumstances giving rise to such Good Reason and in the event of which cure, such event or circumstances shall not constitute Good Reason hereunder.

5.5          Compensation upon Termination of Executive’s Employment by Reason of Executive’s Death or Total Disability.  In the event that Executive’s employment with the Company is terminated by reason of Executive’s death or Total Disability (as defined below):

(a)           Executive or Executive’s estate, as the case may be, shall be entitled to receive (i) the Accrued Benefits, (ii) any other benefits payable under the then current disability and/or death benefit plans, as applicable, in which Executive is a participant and (iii) continued health insurance coverage for Executive and/or his immediate family, as applicable, for a period of one (1) year following the date of termination of employment.

(b)           All stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of Restricted Stock shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of two (2) years following the date of termination.  Except as provided in Section 3.3(c) such portion of Executive’s stock options (together with any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate.  Any remaining portion of Executive’s stock options that have not vested (or deemed to have vested) as of the date of termination shall terminate as of such date; and all shares of restricted stock as to which the restrictions shall not have lapsed as of the date of termination shall be forfeited as of such date.

(c)           All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in Section 5.5(a) through (c).

“Total Disability” shall mean any physical or mental disability that prevents Executive from (a)(i) performing one or more of the essential functions of his position for a period of not less than ninety (90) days in any twelve (12) month period and (ii) which is expected to be of permanent or indeterminate duration but expected to last at least twelve (12) continuous months or result in death of the Executive as determined (y) by a physician selected by the Company or its insurer or (z) pursuant to the Company’s benefit programs; or (b) reporting to work for ninety (90) or more consecutive business days or unable to engage in any substantial activity.

5.6          Survival.  In the event of any termination of Executive’s employment, Executive and the Company nevertheless shall continue to be bound by the terms and conditions set forth in Section 4.7 above and Sections 6 through 10 below, which shall survive the expiration of the Term; provided, however, the indemnification obligations in Section 4.7 shall not survive expiration of the Term in the event of termination of Executive’s employment by the Company for Cause.

5.7          Change in Control Best Payments Determination.  In the event the benefits described in Section 5.3(a) and (b) (the “Severance Benefits”) are payable to Executive in connection with a Change in Control and, if paid, could subject Executive to an excise tax under Section 4999 of the Internal Revenue Code (the “Excise Tax”), then notwithstanding the provisions of Section 5.3 (a) and (b) the Company shall reduce the Severance Benefits (the “Benefit Reduction”) under Section 5.3 (a) and (b) by the amount necessary to result in the Executive not being subject to the Excise Tax if such reduction would result in the Executive’s “Net After Tax Amount” attributable to the Severance Benefits described in Section 5.3 (a) and (b) being greater than it would be if no Benefit Reduction was effected.  For this purpose “Net After Tax Amount” shall mean the net amount of Severance Benefits Executive is entitled to receive under this Agreement after giving effect to all federal, state and local taxes which would be applicable to such payments, including, but not limited to, the Excise Tax.  The determination of whether any such Benefit Reduction shall be effected shall be made by a nationally recognized public accounting firm selected by the Company prior to the occurrence of the Change in Control and such determination shall be binding on both Executive and the Company.

5.8          No Other Severance or Termination Benefits.  Except as expressly set forth herein, Executive shall not be entitled to damages or to any severance or other benefits upon termination of employment with the Company under any circumstances and for any or no reason, including, but not limited to any severance pay under any Company severance plan, policy or practice.

6.             Protection of Confidential Information.

Executive acknowledges that during the course of his employment with the Company, its subsidiaries, affiliates and strategic partners, he will be exposed to documents and other information regarding the confidential affairs of the Company, its subsidiaries, affiliates and strategic partners, including without limitation information about their past, present and future financial condition, pricing strategy, prices, suppliers, cost information, business and marketing plans, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets, and other intellectual property, current and prospective customer lists, operational methods, acquisition plans, prospects, plans for future development and other business affairs and information about the Company and its subsidiaries, affiliates and strategic partners not readily available to the public (the “Confidential Information”).  Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character.  In recognition of the foregoing, the Executive covenants and agrees as follows:

6.1          No Disclosure or Use of Confidential Information.  At no time shall Executive ever divulge, disclose, or otherwise use any Confidential Information (other than as necessary to perform his duties under this Agreement and in furtherance of the Company’s best interests), unless and until such information is readily available in the public domain by reason other than Executive’s disclosure or use thereof in violation of the first clause of this Section 6.1.  Executive acknowledges that Company is the owner of, and that Executive has not rights to, any trade secrets, patents, copyrights, trademarks, know-how or similar rights of any type, including any modifications or improvements to any work or other property developed, created or worked on by Executive during the Term of this Agreement.

6.2          Return of Company Property, Records and Files.  Upon the termination of Executive’s employment at any time and for any reason, or at any other time the Board may so direct, Executive shall promptly deliver to the Company’s offices in Harrisburg, Pennsylvania all of the property and equipment of the Company, it subsidiaries, affiliates and strategic partners (including any cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which relate to the Company, its subsidiaries, affiliates, strategic partners, successors or assigns, and/or their respective past and present officers, directors, employees or consultants (collectively, the “Company Property, Records and Files”); it being expressly understood that, upon termination of Executive’s employment at any time and for any reason, Executive shall not be authorized to retain any of the Company Property, Records and Files, any copies thereof or excerpts therefrom.

7.             Noncompetition and Other Matters.

7.1          Noncompetition.  During the Executive’s employment with the Company and for the one (1) year period immediately following the date of termination of Executive’s employment (the “Restricted Period”), Executive shall not, directly or indirectly, in any city, town, county, parish or other municipality in any state of the United States (the names of each such city, town, parish, or other municipality, including, without limitation, the name of each county in the Commonwealth of Pennsylvania being expressly incorporated by reference herein), or any other place in the world, where the Company, or its subsidiaries, affiliates, strategic partners, successors, or assigns, engages in the ownership, management and operation of retail drugstores (i) engage in a Competing Business for Executive’s own account; (ii) enter the employ of, or render any consulting or contracting services to, any Competing Business; or (iii) become interested in or otherwise associated or connected with any Competing Business in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee, employee, contractor, consultant or management position with any entity providing consulting services to a Competing Business; provided, however, Executive may (i) own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if Executive is not a controlling person of, or a member of a group which controls such entity and does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.  For purposes of this Section 7.1, the phrase “Competing Business” shall mean any entity a majority of whose business involves the ownership and operation of retail or internet based drug stores.

7.2          Noninterference.  During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any officer, director, employee, agent or consultant of the Company or any of its subsidiaries, affiliates, strategic partners, successors or assigns to terminate his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any other reason.

7.3          No Solicitation.  During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any customers, clients, vendors, suppliers or consultants then under contract to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, to terminate, limit or otherwise modify his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage such customers, clients, vendors, suppliers or consultants then under contract to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any reason.  During the Restricted Period, Executive shall not hire, either directly or through any employee, agent or representative, any field and corporate management employee of the Company or any subsidiary or any such person who was employed by the Company or any subsidiary within 180 days of such hiring.

8.             Rights and Remedies upon Breach.

If Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 6 or 7 above (the “Restrictive Covenants”), the Company and its subsidiaries, affiliates, strategic partners, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns at law or in equity.

8.1          Specific Performance.  The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns and that money damages would not provide an adequate remedy to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns.

8.2          Accounting.  The right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transaction or activity constituting a breach of any of the Restrictive Covenants.

8.3          Severability of Covenants.  Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect without regard to the invalid portions.

8.4          Modification by the Court.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power (and is hereby instructed by the parties) to modify or reduce the duration or scope of such provision, as the case may be (it being the intent of the parties that any such modification or reduction be limited to the minimum extent necessary to render such provision enforceable), and, in its modified or reduced form, such provision shall then be enforceable.

8.5          Enforceability in Jurisdictions.  Executive intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such covenants.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive that such determination not bar or in any way affect the right of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

8.6          Extension of Restriction in the Event of Breach.  In the event that Executive breaches any of the provisions set forth in this Section 8, the length of time of the Restricted Period shall be extended for a period of time equal to the period of time during which Executive is in breach of such provision.

9.             No Violation of Third-Party Rights.  Executive represents, warrants and covenants that he:

(i)            will not, in the course of employment, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, mask works, trade secrets, or other proprietary rights);

(ii)           is not a party to any conflicting agreements with third parties, which will prevent him from fulfilling the terms of employment and the obligations of this Agreement;

(iii)          does not have in his possession any confidential or proprietary information or documents belonging to others and will not disclose to the Company, use, or induce the Company to use, any confidential or proprietary information or documents of others; and

(iv)          agrees to respect any and all valid obligations which he may now have to prior employers or to others relating to confidential information, inventions, discoveries or other intellectual property which are the property of those prior employers or others, as the case may be.

Executive has supplied to the Company a copy of each written agreement with any of Executive’s prior employers, as well as any other agreements to which Executive is subject, which includes any obligation of confidentiality, assignment of intellectual property, non-solicitation or noncompetition.  Executive has listed each of such agreements in Appendix “A”.

Executive agrees to indemnify and save harmless the Company from any loss, claim, damage, cost or expense of any kind (including without limitation, reasonable attorney fees) to which the Company may be subjected by virtue of a breach by Executive of the foregoing representations, warranties, and covenants.

10.           Arbitration.

Except as necessary for the Company and its subsidiaries, affiliates, strategic partners, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s employment with the Company or any subsidiary, affiliate or strategic partner, the termination of that employment or any other dispute by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, shall be submitted to final and binding arbitration in Harrisburg, Pennsylvania according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association at the time in effect.  This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Pennsylvania Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.  Executive understands that by entering into this Agreement, Executive is waiving Executive’s rights to have a court determine Executive’s rights, including under federal, state or local statutes prohibiting employment discrimination, including sexual harassment and discrimination on the basis of age, race, color, religion, national origin, disability, veteran status or any other factor prohibited by governing law.

11.           Assignment.

Neither this Agreement, nor any of Executive’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. The Company may assign its rights and obligations hereunder, and hereby consents to any such assignment, in whole or in part, (i) to any of the Company’s subsidiaries, affiliates, or parent corporations; or (ii) to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization involving the Company.

12.          Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to the Company:	Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: General Counsel
Fax: (717) 760-7867

If to Executive:	Enio A. Montini, Jr.
1409 Summit Way
Mechanicsburg, Pennsylvania 17050

Any party may change such party’s address for notices by notice duly given pursuant hereto.

13.           General.

13.1        No Offset or Mitigation.  The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others whether in respect of claims made under this Agreement or otherwise.  In no event shall the

Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts, benefits and other compensation payable or otherwise provided to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

13.2        Governing Law.  This Agreement is executed in Pennsylvania and shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.  Any court action instituted by Executive relating in any way to this Agreement shall be filed exclusively in state or federal court in Harrisburg, Pennsylvania and Executive consents to the jurisdiction and venue of said courts in any action instituted by or on behalf of the Company against him.

13.3       Entire Agreement.  This Agreement sets forth the entire understanding of the parties relating to Executive’s employment with the Company and cancels and supersedes all agreements, arrangements and understandings relating thereto made prior to the date hereof, written or oral, between the Executive and the Company and/or any subsidiary or affiliate including that certain Employment Agreement between the parties hereto entered into as of February 15, 2010 which is hereby cancelled and is of no further force and effect.

13.4       Amendments: Waivers.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.  No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

13.5        Conflict with Other Agreements.  Executive represents and warrants that neither his execution of this Agreement nor the full and complete performance of his obligations hereunder will violate or conflict in any respect with any written or oral agreement or understanding with any person or entity.

13.6       Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the Company (and its successors and assigns) and Executive and his heirs, executors and personal representatives.

13.7       Withholding.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

13.8       Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

13.9        No Assignment.  The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law.  Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.  Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

13.10     Survival.  This Agreement shall survive the termination of Executive’s employment and the expiration of the Term to the extent necessary to give effect to its provisions.

13.11     Captions.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.12     Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts; each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

14.          Compliance with Code Section 409A.

Notwithstanding anything in this Employment Agreement to the contrary, effective as of the later of the Effective Date or January 1, 2005 (the “409A Effective Date”), the following provisions shall govern:  The provisions listed below are intended to be compliant with Internal Revenue Code (“Code”) Section 409A and the final regulations promulgated thereunder (“409A”) and shall be construed to be so compliant.

(a)           Good Reason:  Any termination for ‘Good Reason’ shall comply with the safe harbor definition of ‘good reason’ in 409A, including the condition giving rise to such termination and the notice and cure period provided for in 409A.  Without limiting the generality of the foregoing, the following specific provisions will be effective as of the 409A Effective Date:

(i)            The final paragraph of Section 5.4 of the Agreement shall be modified to read as follows:

‘provided, however, that the Executive has provided written notice (which shall set forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which Executive relies) to the Company of the existence of any condition described in any one of the subparagraphs a, b, or c within thirty (30) days of the initial existence of such condition, and the Company has not cured the condition within thirty (30) days of the receipt of such notice.  Any termination of employment by the Executive for Good Reason pursuant to Section 5.3 must occur no later than the date that is the second anniversary of the initial existence of the condition giving rise to the termination right.’

(b)           Payment of Benefits:  To the extent necessary to avoid adverse tax consequences, and except as described below, any payment to which the Executive becomes entitled under the Agreement, or any arrangement or plan referenced in this Agreement, that constitutes “deferred compensation” under 409A, and is (a) payable upon the Executive’s termination; (b) at a time when the Executive is a “specified employee” as defined by 409A shall not be made until the earliest of:  (1) the expiration of the six (6) month period (the “Deferral Period”) measured from the date of the Executive’s ‘separation from service’ under 409A; or (2) the date of the Executive’s death.

Upon the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum to the Executive or, if applicable, his beneficiary.  This section shall not apply to any payment which constitutes “separation pay” as described in Internal Revenue Regulations Section 409A-1(b)(9) (in general, payments (i) that are made on an involuntary separation from service which (ii) do not exceed the lesser of two (2) times (x) the Executive’s annualized compensation for the taxable year preceding the year in which the separation from service occurs or (y) the Code Section 401(a)(17) limit on compensation for the year in which separation from service occurs and (iii) are paid in total by the end of the second calendar year following the calendar year in which the separation from service occurs).

Without limiting the generality of the foregoing, the following specific provisions will be effective as of the 409A Effective Date:

‘The Company shall pay to the Executive the Accrued Benefits, within ten (10) days after the Date of Termination.  Notwithstanding the foregoing, if the Executive is a ‘specified employee’, as defined in 409A, the Company shall pay to the Executive the Accrued Benefits on the six (6) month anniversary of the Date of Termination.

To the extent permissible by law, each payment and each installment described in this Agreement shall be considered a separate payment from each other payment or installment.’

(c)           Reimbursements:  To the extent required by 409A, with regard to any provision that provides for the reimbursement of costs and expenses, or for the provision of in-kind benefits:  (1) the right to such reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit; (2) the amount of expenses or in-kind benefits available or paid in one (1) year shall not affect the amount available or paid in any subsequent year; and (3) such payments shall be made on or before the last day of the Executive’s taxable year in which the expense occurred.

Without limiting the generality of the foregoing, the following specific provisions will be effective as of the 409A Effective Date:  Section 4.2 of the Agreement shall be modified to insert the following sentence at the end thereof:  ‘The provisions of Section 14(c) shall apply to all reimbursements made under this Section 4.2.’

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first written above.

RITE AID CORPORATION

/s/ Marc A. Strassler
By:	Marc A. Strassler
Its:	Exec. Vice President, General Counsel and
Secretary

EXECUTIVE

/s/ Enio A. Montini, Jr.
Enio A. Montini, Jr.

APPENDIX A

A “Change in Control of the Company” shall be deemed to have occurred if, as the result of a single transaction or a series of transactions, the event set forth in any one of the following paragraphs shall have occurred:

(1) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities after the Effective Date; or

(2) Incumbent Directors cease at any time and for any reason to constitute a majority of the number of directors then serving on the Board. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors to the Board); or

(3) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13G.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.